AMERISOURCEBERGEN CORPORATION

 POWER OF ATTORNEY

The undersigned, Terrance P. Haas, hereby constitutes and appoints William D. Sprague as his attorney-in-fact to execute and file with the U.S. Securities and Exchange Commission on the undersigned's behalf the Form 3 dated November 15, 2003 stating the undersigned's ownership of or transactions in securities of AmerisourceBergen Corporation.  The undersigned acknowledges that William D. Sprague is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated: November 17, 2003

Terrance P. Haas